                                                                    EXHIBIT 99.4

JULY 25, 2005

VERSO RESTRUCTURES $4.5 MILLION CONVERTIBLE DEBT DUE NOVEMBER 2005

DUE DATE EXTENDED TO OCTOBER 2006 WITH INSTALLMENT PAYMENTS

ATLANTA -- Verso Technologies, Inc. (Nasdaq: VRSO), a provider of packet-based solutions, announced today that it has restructured its outstanding 7.5% convertible debenture with an aggregate principal amount of $4.5 million due November 22, 2005 by written agreement with the two equal holders of the debentures.

Pursuant to the restructuring, 25% of the aggregate principal amount (or approximately $1.1 million) will be paid on July 26, 2005, 15% of the aggregate principal amount (or $675,000) will be paid in equal monthly installments between August 1, 2005 and October 1, 2005, 10% of the aggregate principal amount (or $450,000) will be paid on November 22, 2005, and the remaining 50% of the aggregate principal amount (or $2.25 million) will be paid in equal monthly installments starting January 2006 and continuing through October 2006. The interest rate on the unpaid principal amount remains at the current rate of 7.5% through November 22, 2005 and then increases to 12% through the remaining term of the amended debentures.

In consideration for the extended payment terms, Verso issued to the debenture holders warrants to purchase an aggregate of four million shares of Verso common stock at an exercise price of $.50 per share exercisable beginning on November 22, 2005. Of these warrants, three million expire on January 1, 2007 and are cancelable if the debentures are repaid by November 22, 2005, and callable at a call price of $.001 per share if the trading price of the Verso common stock exceeds $.65 per share for ten consecutive trading days. Exercise proceeds from these warrants (including those resulting from the company's exercise of its call right with respect to three million warrants), net of expenses, must be used to pay down the remaining payments due under the debentures. The remaining one million warrants are not cancelable or callable and have a five year term. The Company has agreed to file a registration statement for the resale of the shares of common stock underlying the warrants within thirty (30) days following the date, hereof. In connection with the warrant issuance, Verso will record a non-cash debt restructuring charge of approximately $950,000 for the third quarter of 2005, which will be offset by additional paid-in capital, thereby having no impact on total stockholders' equity.

Verso has restructured the existing convertible debentures to reduce the immediate cash outflow needed to repay the existing debt originally due on November 22, 2005, which will give Verso added flexibility to manage its cash, as the company works to execute its plan to grow revenues each quarter and continue to tightly manage its expenses.

ABOUT VERSO TECHNOLOGIES

Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

INVESTOR CONTACT:
Monish Bahl
Vice President, Investor Relations
Verso Technologies, Inc.
+1.678.589.3579
Monish.Bahl@verso.com